EXHIBIT 99.1

For further information contact:
Dennis Klaeser, CFO
PrivateBancorp, Inc.
312-683-7100

FOR IMMEDIATE RELEASE

PrivateBancorp, Inc. (Nasdaq:PVTB)

Declares quarterly cash dividend

Chicago, August 27, 2007 --- PrivateBancorp, Inc. announced that its board of directors declared a quarterly cash dividend of $0.075 per share payable on September 28, 2007 to stockholders of record on September 14, 2007.  This dividend is unchanged from the prior quarterly dividend of $0.075 per share.

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